Filed Pursuant to Rule 433

Registration No. 333-193070

Term Sheet dated September 24, 2014

3.250% Senior Notes due 2017

Issuer:	Ally Financial Inc. (“Ally”)

Expected Ratings:	B1 / BB / BB+ (Moody’s/S&P/Fitch)

Title of Securities:	3.250% Senior Notes due 2017 (the “Notes”)

Legal Format:	SEC Registered

Trade Date:	September 24, 2014

Settlement Date:	September 29, 2014 (T+3)

Final Maturity Date:	September 29, 2017

Aggregate Principal Amount:	$300,000,000

Gross Proceeds:	$298,938,000

Underwriting Discount:	0.700%

Net Proceeds to Ally before Estimated Expenses:	$296,838,000

Coupon:	3.250%

Issue Price:	99.646%

Benchmark Treasury:	1.000% due September 15, 2017

Benchmark Treasury Yield:	1.067%

Spread to Benchmark Treasury:	230.8 bps

Yield to Maturity:	3.375%

Interest Payment Dates:	Semi-annually, in arrears on March 29 and September 29 of each year, until maturity, commencing March 29, 2015

Optional Redemption:	None

Day Count Convention:	30/360; Unadjusted, Following Business Day convention

Business Days:	New York

CUSIP/ISIN Numbers:	CUSIP: 02005N AU4
ISIN: US02005NAU46

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Co-Managers:

Lloyds Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Toussaint Capital Partners, LLC

Denominations:	$2,000 x $1,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

Term Sheet dated September 24, 2014

5.125% Senior Notes due 2024

Issuer:	Ally Financial Inc. (“Ally”)

Expected Ratings:	B1 / BB / BB+ (Moody’s/S&P/Fitch)

Title of Securities:	5.125% Senior Notes due 2024 (the “Notes”)

Legal Format:	SEC Registered

Trade Date:	September 24, 2014

Settlement Date:	September 29, 2014 (T+3)

Final Maturity Date:	September 30, 2024

Aggregate Principal Amount:	$700,000,000

Gross Proceeds:	$686,595,000

Underwriting Discount:	1.000%

Net Proceeds to Ally before Estimated Expenses:	$679,595,000

Coupon:	5.125%

Issue Price:	98.085%

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Yield:	2.566%

Spread to Benchmark Treasury:	280.9 bps

Yield to Maturity:	5.375%

Interest Payment Dates:	Semi-annually, in arrears on March 30 and September 30 of each year, until maturity, commencing March 30, 2015

Optional Redemption:	None

Day Count Convention:	30/360; Unadjusted, Following Business Day convention

Business Days:	New York

CUSIP/ISIN Numbers:	CUSIP: 02005N AV2
ISIN: US02005NAV29

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Co-Managers:

Lloyds Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Toussaint Capital Partners, LLC

Denominations:	$2,000 x $1,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.